UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2022

Journey Medical Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41063	47-1879539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9237 E Via de Ventura Blvd., Suite 105

Scottsdale, AZ 85258

(Address of Principal Executive Offices)

(480) 434-6670

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DERM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Acquisition of Proprietary Rights to Amzeeq®, Zilxi®, FCD105 and the Molecule Stabilizing Technology Platform

On January 12, 2022, Journey Medical Corporation (“Journey” or the “Company”) entered into an Asset Purchase Agreement (the “APA”) with VYNE Therapeutics, Inc. (“VYNE”) to acquire VYNE’s Molecule Stabilizing Technology™ franchise (the “Acquisition”) for an upfront payment of $20.0 million, with an additional $5.0 million payment due on the one-year anniversary of the closing of the Acquisition. The APA also provides for contingent net sales milestone payments: in the first calendar year in which annual sales reach each of $100 million, $200 million, $300 million, $400 million and $500 million, a one-time payment of $10 million, $20 million, $30 million, $40 million and $50 million, respectively, will be paid in that year only, per product, totaling up to $450.0 million. In addition, Journey will pay VYNE 10% of any upfront payment received by Journey from a licensee or sublicensee of the products in any territory outside of the United States, subject to exceptions for certain jurisdictions as detailed in the APA. The Acquisition includes two FDA-approved products (AMZEEQ® and ZILXI®), and a development-stage dermatology program (FCD105), along with the Molecule Stabilizing Technology proprietary platform. The transaction closed simultaneously with signing.

The foregoing description of the terms of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which is filed as an exhibit hereto.

Upon completion of the Acquisition, Journey will become substituted for VYNE as the plaintiff in U.S. patent litigation commenced by VYNE on August 9, 2021 in the U.S. District Court of Delaware (the “Patent Litigation”) against Padagis Israel Pharmaceuticals Ltd. (F/K/A Perrigo Israel Pharmaceuticals Ltd.) (“Padagis”) alleging infringement of certain patents covering Amzeeq® (the “Amzeeq® Patents”), which are included among the proprietary rights to Amzeeq® that were acquired pursuant to the APA. The Patent Litigation was initiated following the submission by Padagis, in accordance with the procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), of an Abbreviated New Drug Application (the “ANDA”). The ANDA seeks approval to market a generic version of Amzeeq® prior to the expiration of the Amzeeq® Patents and alleges that the Amzeeq® Patents are invalid. Padagis is subject to a 30-month stay preventing it from selling a generic version, but that stay is set to expire on December 30, 2023. Journey is seeking, among other relief, an order that the effective date of any United States Food and Drug Administration approval of Padagis’ ANDA be no earlier than the expiration of the patents listed in the Orange Book, the latest of which expires on September 8, 2037, and such further and other relief as the court may deem appropriate. Trial in the Patent Litigation is scheduled for July 10, 2023. Journey cannot make any predictions about the final outcome of this matter or the timing thereof.

Press Release Announcing the Acquisition

On January 13, 2022, Journey issued a press release announcing the entry in the APA. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein.

EWB Credit Facility Expansion

On January 12, 2022, Journey and East West Bank amended (the “Amendment”) the existing Loan and Security Agreement, dated March 31, 2021, to expand the existing credit facility to $30.0 million (the “Expanded Credit Facility”). The Expanded Credit Facility increases the existing revolver from $7.5 million to $10.0 million and provides for two additional tranches in the form of a $20.0 million term loan. The first tranche of $15.0 million will be available at closing, with the second tranche of $5.0 million available through June 2023. The term is for four years, with the first two years being interest only. The purpose of the Expanded Credit Facility is to provide capital to finance the Acquisition, as well as to provide additional working capital for Journey.

The foregoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed with Journey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Asset Purchase Agreement between VYNE Therapeutics Inc. and Journey Medical Corporation, dated as of January 12, 2022.*

99.1	Press Release dated January 13, 2022.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

* Certain confidential portions of this exhibit have been omitted pursuant to Item 601(b) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Journey Medical Corporation
(Registrant)

Date: January 13, 2022

	By:	/s/ Claude Maraoui
Claude Maraoui
Chief Executive Officer, President and Director